Exhibit 10.21

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED (INDICATED BY: [***]) FROM THE EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY EXPOSED.

LICENSE AGREEMENT

by and between

THE SCRIPPS RESEARCH INSTITUTE,
a California nonprofit
public benefit corporation

and

FATE THERAPEUTICS, INC.
a Delaware corporation

LICENSE AGREEMENT

This License Agreement is entered into and made effective as of this 25th day of May, 2010 (the “Effective Date”), by and between THE SCRIPPS RESEARCH INSTITUTE, a California nonprofit public benefit corporation (“TSRI”), and Fate Therapeutics, Inc., a Delaware corporation (“Licensee”), each located at the respective address set forth in Section 14.17 below, with respect to the facts set forth below.

RECITALS

A.                                TSRI is the owner of certain Licensed Patent Rights and has the right to grant licenses under such Licensed Patent Rights, subject to the rights set forth in Sections 2.8 and 2.9 of this Agreement.

B.                                 TSRI desires to have the Licensed Patent Rights developed and commercialized to benefit the public and is willing to grant a license thereunder to Licensee.

C.                                 Licensee desires to obtain a license under the Licensed Patent Rights and to use the Licensed Biological Materials pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, TSRI and Licensee hereby agree as follows:

1.                                    Definitions.  Capitalized terms shall have the meaning set forth herein.

1.1                            Affiliate.  The term “Affiliate” shall mean any entity which directly or indirectly controls, or is controlled by, or is under common control with, Licensee.  The term “control” as used herein means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors or with the power to direct the management and policies of such corporate entities; or (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power to direct the management and policies of such non-corporate entities.  All Affiliates shall be deemed to be licensees under Section 2.1-2.4 of this Agreement.

1.2                            Confidential Information.  The term “Confidential Information” shall mean any and all proprietary or confidential information of TSRI or Licensee which may be exchanged between the parties at any time and from time to time during the term of this Agreement.  Confidential Information shall also include any information which, given the circumstances surrounding disclosure, would be considered confidential by the disclosing party.  Information shall not be considered confidential to the extent that either party can establish by competent proof that it:

a.                                     Is publicly disclosed through no fault of the receiving party, either before or after it becomes known to the receiving party; or

b.                                    Was known to the receiving party without obligation of confidentiality prior to the date of this Agreement, which knowledge was acquired independently and not from the disclosing party (including such party’s employees, consultants or agents); or

c.                                     Is subsequently disclosed to the receiving party without obligation of confidentiality in good faith by a third party who is not under any obligation to maintain the confidentiality of such information, and without breach of this Agreement by a receiving party; or

d.                                   Has been published by a third party not in breach of any obligation of confidentiality; or

e.                                     Was independently developed by the receiving party without the use of or reliance on the Confidential Information of the disclosing party.

If Confidential Information is required to be disclosed by the receiving party by law or court order, the party required to make such disclosure shall limit the same to the minimum required to comply with the law or court order, and shall use reasonable efforts to attempt to seek confidential treatment for that disclosure, and prior to making such disclosure by the receiving party shall notify the other party, not later than ten (10) days (or such shorter period of time as may be reasonably practicable under the circumstances) before the disclosure in order to allow that other party to comment and/or to obtain a protective or other order, including extensions of time and the like, with respect to such disclosure.

1.3                            Field.  The term “Field” shall mean all fields.

1.4                            Licensed Biological Materials.  The term “Licensed Biological Materials” shall mean the materials identified in Exhibit A and supplied by TSRI to Licensee, together with any progeny or mutants of such materials, or unmodified derivatives of such materials (defined as substances created by Licensee that constitute an unmodified functional sub-unit or product expressed by such materials).

1.5                            Licensed Patent Rights.  The term “Licensed Patent Rights” shall mean rights arising out of or resulting from (a) the U.S./PCT Patent Application(s) set forth on Exhibit B; (b) the foreign patent applications associated with the application(s) referenced in sub clause (a) above; (c) the patents issued from the application(s) referenced in sub clauses (a) and (b), and in sub clauses (d) and (e) below; (d) divisionals, continuations, reissues, reexaminations, renewals, and extensions of any patent or application set forth in sub clauses (a)-(c) above; and (e) all claims of continuations-in-part that are entitled to the benefit of the priority date of the application(s) referenced in sub clause (a) above.

1.6                            Licensed Product.  The term “Licensed Product” shall mean any product (a) the manufacture, use, importation, sale or offer for sale of which would, in the absence of the license granted by this Agreement, infringe a Valid Claim of any of the Licensed Patent Rights, or (b) that is comprised of, utilizes or incorporates Licensed Biological Materials, or (c) that is discovered, developed or made using a Licensed Process.

1.7                            Licensed Process.  The term “Licensed Process” shall mean any method or process (a) claimed in a Valid Claim of any of the Licensed Patent Rights, (b) the practice of which would, in the absence of the license granted by this Agreement, infringe a Valid Claim of any of the Licensed Patent Rights, or (c) that utilizes or incorporates Licensed Biological Materials.

1.8                            Net Sales.  The term “Net Sales” shall mean the gross amount invoiced by Licensee and its Affiliates or its Sublicensees, or any of them, on all sales of Licensed Products and Licensed Processes, less (a) discounts actually allowed; (b) credits for claims, allowances, retroactive price reductions or returned or rejected goods; (c) amounts invoiced and actually paid for third party transportation, insurance or shipping charges to an end user of the Licensed Product or Licensed Process; (d) any taxes or other governmental charges actually paid in connection with the sale, transportation, or delivery of Licensed Products or Licensed Processes (but excluding what are commonly known as income taxes and value-added taxes).  Net Sales shall include all consideration invoiced by Licensee, its Affiliates or its Sublicensees in exchange for any Licensed Products or Licensed Processes including without limitation any monetary payments or, with regard to any other property paid in exchange for any Licensed Products or Licensed Processes, an amount in cash equal to the fair market value of such property.  For purposes of determining Net Sales, a sale shall be deemed to have occurred when an invoice therefore is generated, the Licensed Product shipped for delivery or the Licensed Process completed or provided.  Sales of Licensed Products or Licensed Processes by and amongst Licensee, its Affiliates or Sublicensees shall be excluded, unless the Affiliates or Sublicensees consume the Licensed Products or Licensed Processes, and only the subsequent sale of such Licensed Products or Licensed Processes to unrelated parties shall be deemed Net Sales hereunder.

1.9                            [***]

1.10                    Research Tool.  The term “Research Tool” shall mean a Licensed Product, Licensed Process or Licensed Biological Material that is designed and developed solely for use in performing basic research including, without limitation, basic research having as its primary purpose understanding the biology or pathology of cells or cell lines and diseases or disorders affecting them, or education purposes, and not for Commercial Drug Development purposes.  “Commercial Drug Development” includes the following activities: (a) any human clinical use or veterinary use (including, without limitation, therapeutic, prophylactic or diagnostic use); (b) any screening of compound libraries; (c) any development, manufacture or provision of any commercial pharmaceutical, healthcare or consumer products, processes or services; or (d) any provision of services related to the above (a)-(c).

1.11                    Sublicensee.  The term “Sublicensee” shall mean any third party (other than an Affiliate) to whom Licensee grants a sublicense with respect to the rights conferred upon Licensee under this Agreement, as contemplated by Section 2.6.

1.12                    Valid Claim.  The term “Valid Claim” shall mean a claim of any issued and unexpired patent within the Licensed Patent Rights which has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction in a ruling that is unappealed or unappealable, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.  The term “Valid Claim” shall also include the claims of a pending patent application within the Licensed Patent Rights which have not been (i) cancelled, withdrawn, abandoned or finally disallowed without the possibility of appeal or refilling of such application, or (ii) pending for a period of more than [***] from the date of the first examination of the patent application.

2.                                    Grant of License.

2.1                            Grant of Exclusive License for Licensed Products.  TSRI hereby grants to Licensee and Licensee accepts, subject to the terms and conditions of this Agreement, an exclusive worldwide license, with the right to sublicense, under the Licensed Patent Rights, including, without limitation, to make and have made, to use and have used, to sell and have sold, to offer to sell and have offered for sale, and to import and have imported Licensed Products in the Field.

2.1a.                 Pfizer Research License.  The license rights granted by TSRI to Licensee under this agreement are subject to the non-exclusive license rights granted to Pfizer pursuant to the Pfizer Research License.

2.2                            Grant of Exclusive License for Licensed Processes.  TSRI hereby grants to Licensee and Licensee accepts, subject to the terms and conditions of this Agreement, an exclusive worldwide license, with the right to sublicense, under the Licensed Patent Rights to make and have made, to use and have used, to practice and have practiced, to offer to sell and have offered for sale, to sell and have sold, and to import and have imported any Licensed Processes in the Field.

2.3                            Grant of Exclusive License for Licensed Biological Materials.  TSRI hereby grants to Licensee and Licensee accepts, subject to the terms and conditions of this Agreement, an exclusive worldwide license, with the right to sublicense, to the Licensed Biological Materials to make and have made, to use and have used, to sell and have sold, to offer to sell and have offered for sale, and to import and have imported, and to transfer and distribute any Licensed Biological Materials in the Field.

2.4                            Research Tools.

a.                                     For clarity, Research Tools are subject to the license grants in Sections 2.1-2.3, Section 2.8, the retained rights set forth in Sections 2.9, and the due diligence requirements in Section 6.

b.                                    If TSRI reasonably believes that a Licensed Product, Licensed Process or Licensed Biological Material should be classified as a Research Tool hereunder, [***].  If the Parties are unable to reach agreement regarding the classification within [***] after receipt of such notice, either party may request resolution of such issue in accordance with the dispute resolution process set forth in Section 14.9 (and, during any such process, such Licensed Product, Licensed Process or Licensed Biological Material shall not be classified as a Research Tool under this Agreement).

c.                                     If such item is ultimately classified as a Research Tool as provided above, then Licensee shall comply with the due diligence obligations set forth in Section 6.2.b.

2.5                            Covenants Not To Grant Third Party Licenses.  As of the Effective Date and until this Agreement is terminated, TSRI covenants not (i) to grant to any third party any licenses or any rights to Licensed Patent Rights in the Field, or (ii) to grant to any third party any licenses or any rights to, or to transfer samples of, Licensed Biological Materials in the Field, except as permitted under Sections 2.8 and 2.9 hereof.

2.6                            Sublicensing.  Licensee shall have the right to grant and authorize sublicenses to any party with respect to the rights conferred upon Licensee under this Agreement.  Sublicensees shall not have the right to further sublicense without TSRI’s prior written consent, which will not be unreasonably withheld or delayed.  Any sublicense granted under this Section 2.6 shall be subject in all respects to the applicable provisions contained in this Agreement as are needed to enable Licensee to comply with this Agreement (including the provisions regarding governmental interest, reservation of rights, development efforts, reporting, audit rights, indemnity, insurance, limited warranty, disclaimer, limitation of liability, confidentiality, and rights upon expiration or termination).  It is anticipated that Licensee may enter into agreements with third parties wherein some of the rights granted herein will be transferred to third parties who are performing a service for Licensee, such as a contract manufacturer or contract research organization, but specifically excluding agreements that contain the rights to sell, or offer for sale Licensed Products or Licensed Processes.  These types of service agreements are not subject in all respects to the applicable provisions contained in this Agreement as are needed to enable Licensee to comply with this Agreement but shall include the following provisions contained herein: indemnity, insurance, limited warranty, disclaimer, limitation of liability, and confidentiality.  In the event of a conflict between this Agreement and the terms of any sublicense, the terms of this Agreement shall control.  Licensee shall forward to TSRI a copy of any and all fully executed sublicense and service agreements within thirty (30) days of execution.

2.7                            No Other License.  This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents or other intellectual property of TSRI other than Licensed Patent Rights regardless of whether such patents or intellectual property are dominant or subordinate to Licensed Patent Rights.

2.8                            Governmental Interest.  Licensee and TSRI acknowledge that TSRI has received, and expects to continue to receive, funding from the United States Government in support of TSRI’s research activities.  Licensee and TSRI acknowledge and agree that their respective rights and obligations pursuant to this Agreement shall be subject to the rights of the United States Government, existing and as amended, which may arise or result from TSRI’s receipt of research support from the United States Government, including but not limited to, 37

CFR 401, the NIH Grants Policy Statement and the NIH Guidelines for Obtaining and Disseminating Biomedical Research Resources.

2.9                            Reservation of Rights.  TSRI reserves the right to use for any internal basic research or educational purposes any Licensed Patent Rights and Licensed Biological Materials licensed hereunder, without TSRI being obligated to pay Licensee any royalties or other compensation or to account to Licensee in any way.  During the term, including any extension thereof, of the Research Funding and Option Agreement dated February 19, 2008 between Licensee and TSRI (“Research Agreement”), TSRI will not enter into any agreements with any other third party for the performance of sponsored research in the same field of research described in Appendix A of such Research Agreement.

In addition, TSRI reserves the right to grant non-exclusive licenses to use the Licensed Patent Rights and Licensed Biological Materials for internal basic research and educational purposes to other nonprofit or academic institutions, and in no event for any Commercial Drug Development activities.  TSRI may distribute Licensed Biological Materials to other nonprofit or academic institutions (but in no event to any for-profit third party) for the uses expressly permitted above, under the terms of a Material Transfer Agreement with such institution (an “MTA”).  Licensee may request on an annual basis a list of the parties with whom TSRI has entered into an MTA for Licensed Patent Rights and Licensed Biological Materials, and TSRI shall provide such list within thirty (30) days of its receipt of such request by Licensee.

2.10                    Know-how License.  TSRI grants to Licensee a non-exclusive license to utilize the information, and materials listed on Exhibit D in the exploitation of the Licensed Patent Rights.

3.                                    Royalties.

3.1                            License Issue Fee.  Licensee agrees to pay and shall pay to TSRI a noncreditable, nonrefundable license issue fee in the amount of Ten Thousand U.S. Dollars (U.S. $10,000) within fifteen (15) days of the Effective Date (the “License Issue Fee”).  Failure of Licensee to make this payment shall render this Agreement null and void (ab initio).

3.2                            Minimum Annual Royalty.  Licensee agrees to pay and shall pay to TSRI a nonrefundable minimum annual royalty in the amount of [***].  The first payment is due no later than January 1, 2011 and on January 1st of each subsequent calendar year until the first January 1 after the first commercial sale of the first Licensed Product by Licensee or any of its Sublicensees, at which time the amount of the minimum annual royalty shall become and shall remain [***] (the “Minimum Annual Royalty Fee”).  Such payments shall be credited against running royalties due for that calendar year and Licensee’s royalty reports shall reflect such a credit.  Such payments shall not be credited against milestone payments (if any), Sublicensing Payments (if any), nor against royalties due for any preceding or subsequent calendar year.

3.3                            Running Royalties.  Licensee agrees to pay and shall pay to TSRI a running royalty, on a country-by-country basis, in the following percentage amounts of Net Sales of Licensed Products sold or transferred, or Licensed Processes performed, by Licensee, Affiliates or Sublicensees,

a.                                     where such sale or transfer or performance in the applicable country then infringes one or more Valid Claims contained in the Licensed Patent Rights for such country: (i) [***]; (ii) [***]; (iii) [***]; and (iv) [***]; provided, however, where such sale or transfer or performance in the applicable country does not then infringe one or more Valid Claims contained in the Licensed Patent Rights for such country, the running royalty percentages as set forth above in 3.3.a(i)-(iv), as applicable, shall be reduced by [***]; and

b.                                    where the manufacture, use or sale of such Licensed Product or Licensed Process is not covered by a Valid Claim in any country but utilizes, is comprised of or incorporates Licensed Biological Materials or was discovered, developed or made using any Licensed Process: [***] in any country.

3.4                            Royalty Increase.  Notwithstanding Section 3.3, in the event Licensee, an Affiliate, or a Sublicensee directly or indirectly initiates any action or proceeding in or before any court or patent office alleging that (i) any of the Licensed Patent Rights are invalid or unenforceable, or (ii) no royalties, Sublicense Payments, milestone payments, patent costs or other monies are due or required to be paid to TSRI under this Agreement because some or all of the Licensed Patent Rights are invalid or unenforceable (collectively “Challenges”), the royalty rates specified in Section 3.3 shall be increased to the following rates: [***]; provided, however, that such increase shall only be applied to a Licensed Product and/or a Licensed Process covered by the Licensed Patent Right(s) that are the subject of such Challenge (and shall not be applied, for the avoidance of doubt, to a Licensed Product and/or a Licensed Process that is covered by Licensed Patent Rights that are not the subject of such Challenge).  Any such increase shall be effective during the pendency of such Challenge from the date Licensee first initiates such Challenge, and thereafter during the term of the Agreement, provided that at least one (1) claim that covers such Licensed Product or Licensed Process within the Licensed Patent Rights being Challenged is held to be valid and enforceable as a result of such Challenge.  Licensee (i) agrees that [***].

3.5                            Royalty Credit.  If Licensee, its Affiliate or its Sublicensee is required to license or acquire technology (including, but not limited to, patent rights and/or other intellectual property rights) from a third party in order to practice the Licensed Patent Rights or to develop or commercialize a Licensed Product or Licensed Process because the exploitation of the Licensed Patent Rights would infringe that third party’s intellectual property rights without obtaining a license to such third party technology, [***], then Licensee may deduct up to [***] of the amount paid to such third party from the payments owing to TSRI for such Licensed Product or Licensed Process [***].  The above offset right is subject to the requirement that Licensee, its Affiliate or its Sublicensee shall not decrease the royalty or other amounts owed to TSRI under this Agreement by more than [***] of the amount due.  Notwithstanding the above, Licensee, its

Affiliate or its Sublicensee shall have no right to deduct or offset any royalties or other amounts with respect to any third party technology that is the subject of any cross license or similar arrangements (whether in the same or related transactions) where Licensee, its Affiliate or its Sublicensee grants or provides to such third party or its affiliates licenses, options or other rights to existing or future technology, intellectual property, research or development activities or other information or materials.  Licensee will give TSRI advance written notice of any third party arrangement sufficiently prior to seeking to deduct any payments to the third party under the terms of this Section 3.5 in order to allow TSRI and Licensee to mutually determine whether such third party’s technology is required in order to practice or exploit the Licensed Patent Rights.

3.6                            Combination Products.  If a Licensed Product or Licensed Process is sold in combination with another component(s), which other component(s) if sold alone would not be subject to a royalty payment hereunder, then Net Sales as applicable, from such combination sales, for purposes of calculating the amounts due under this Section 3, shall be calculated by multiplying the gross selling price of the combination product by the fraction A/(A+B), where A is the gross selling price, during the royalty period in question, of the Licensed Product or Licensed Process sold separately, and B is the gross selling price, during the royalty period in question, of the other component(s), sold separately.  If the other component(s) are not sold separately during that royalty period, then the Net Sales, as applicable, on the combination product shall be as reasonably allocated between such Licensed Product and such other component(s) as mutually agreed upon by Licensee and TSRI, based on the relative value contributed by each component; provided, however, that the Net Sales allocated to such Licensed Product shall not be less than [***] of the Net Sales of such combination product.

3.7                            Royalty Floor.  In no event may the royalty owed to TSRI be reduced by more than [***].  Licensee may utilize either the Combination Products or the Royalty Credit calculation at its discretion, but may not use both.

3.8                            No Multiple Royalties.  No multiple royalties shall be due because any Licensed Product or Licensed Process is covered by more than one of the Licensed Patent Rights.  In such case, Licensee shall pay only one royalty at the highest of the applicable rates pursuant to Section 3.3 above.

3.9                            Arms-Length Transactions.  On sales of Licensed Products or Licensed Processes which are made in other than an arm’s-length transaction, the value of the Net Sales attributed under this Section 3 to such a transaction shall be that which would have been received in an arm’s-length transaction, based on sales of like quality and quantity products, services or processes on or about the time of such transaction.

3.10                    Duration of Royalty Obligations.  The royalty obligations of Licensee as to each Licensed Product or Licensed Process shall continue on a country-by-country basis until (a) (i) the expiration of the last to expire of a Valid Claim that covers such Licensed Product or Licensed Process in that country, or (ii) in the countries where no Valid Claim was filed the royalty obligation shall run concurrent with the last to expire Valid Claim in the United States or

Europe, or (b) for a Licensed Product or Licensed Process not covered by a Valid Claim in any country but [***] years after the date of the first commercial sale of such Licensed Product or

Licensed Process in such country.  Upon the termination of Licensee’s royalty obligations with respect to a Licensed Product or Licensed Process in a country, the license grants contained in Sections 2.1.-2.3 shall become fully paid-up, royalty-free, perpetual and irrevocable for such Licensed Product or Licensed Process in such country.

3.11                    Other License Agreements.

a.                                     In the event that Licensee would be required to pay a Licensee Issue Fee under (i) any other license agreements arising from the Research Agreement or the Option Agreement dated January 5, 2009 between Licensee and TSRI (“Option Agreement”), entered into between Licensee and TSRI (such written agreements are collectively the “Other License Agreements”) and (ii) Section 3.1 under this Agreement, then the maximum aggregate Licensee Issue Fee Licensee shall be required to pay under the Other License Agreements and this Agreement shall be $[***] under the applicable sections of such agreements.

b.                                    In the event that Licensee would be required to pay a Minimum Annual Royalty Fee under (i) any Other License Agreements and (ii) Section 3.2 under this Agreement, then (x) the maximum Minimum Annual Royalty Fee [***] shall be $[***] under the applicable sections of such agreements; and (y) the maximum Minimum Annual Royalty Fee [***] shall be $[***] under the applicable sections of such agreements.

c.                                     In the event that Licensee would, in connection with the sale or transfer of a product or service, be required to pay a royalty under (i) any Other License Agreements and (ii) Section 3.3 under this Agreement in connection with the same sale or transfer, then Licensee shall be required under the Other License Agreements and this Agreement only to pay a single royalty under such agreements in connection with such sale or transfer, such royalty to be payable at the highest of the royalties owed to TSRI under the applicable sections of such agreements.

4.                                    Non-Royalty Revenues.

4.1                            Sublicense Payments.  Any and all revenues, equity interests and other consideration paid to Licensee in consideration of the grant to a third party of a sublicense to the Licensed Patent Rights and/or Licensed Biological Materials to any Sublicensee that is not an Affiliate of Licensee (collectively “Sublicense Revenues”) shall be reported and paid to TSRI by Licensee on a quarterly basis within sixty (60) days of the end of the applicable quarter in which such Sublicense Revenues are received by Licensee.  Notwithstanding the foregoing, all royalties based upon transfers or sales of Licensed Products or Licensed Processes, payments for or reimbursement for costs for research and development (to the extent itemized in the sublicense agreement), payments for or reimbursements for costs for patent prosecution, defense, enforcement and maintenance, and payments for equity and debt securities, so long as said payments reflect the current fair market value, and not a premium thereon, shall be excluded from Sublicense Revenues.  Any non-cash Sublicense Revenues received by Licensee from a Sublicensee or other third party shall be valued at its fair market value as of the date of receipt, as determined in good faith by Licensee.  Licensee shall pay to TSRI a non-creditable, nonrefundable percentage of these Sublicense Revenues according to the following schedule (“Sublicense Payments”):

Sublicense Revenues received by Licensee(on a cumulative basis)	Percent of Sublicense Revenues payable to TSRI

Up to $[***]	[***]

$[***]	[***]

More than $[***]	[***]

Any milestone payment that Licensee makes to TSRI under Section 4.4 below upon achievement of a given milestone event by a Sublicensee would be credited against any payment due under this Section 4.1 only with respect to Sublicense Revenues received in connection with achievement of the same milestone event.

To the extent that patent rights, other intellectual property rights or other rights or obligations other than Licensed Patent Rights are sublicensed or granted by Licensee, including, without limitation, pursuant to Other License Agreements, that portion of the consideration received by Licensee and subject to this Section 4.1 shall be equitably apportioned between the Licensed Patent Rights and those other rights and obligations, and such apportionment shall be reasonable and in accordance with customary standards in the industry.  Licensee shall promptly deliver to TSRI a written report setting forth such apportionment.  In the event TSRI disagrees with the determination made by Licensee, TSRI shall so notify Licensee within [***] of receipt of Licensee’s report and the parties shall meet to discuss and resolve such disagreement in good faith.  If the parties are unable to agree in good faith as to such fair market values within thirty (30) days, then the matter shall be submitted in accordance with the dispute resolution process set forth in Section 14.9.

Notwithstanding the foregoing, with respect to any sublicense agreement, the parties agree that the percentage of “Sublicense Revenues” attributable to such sublicense agreement is not cumulative across Other License Agreements, regardless of the number of Other License Agreements that are applicable to such sublicense agreement, and regardless of whether sublicenses are granted under more than one Other License Agreement.

4.2                            Increase in Sublicense Payments.  Notwithstanding Section 4.1, in the event Licensee directly or indirectly initiates a Challenge in or before any court or patent office, the percentages specified in Section 4.1 shall be increased to the following rates:

Sublicense Revenues received by Licensee(on	Percent of Sublicense Revenues payable to

a cumulative basis)	TSRI

Up to $[***]	[***]

$[***]	[***]

More than $[***]	[***]

provided, however, that such increase shall only be applied to Sublicense Revenues derived from the Licensed Patent Rights that are the subject of such Challenge (and shall not be applied, for the avoidance of doubt, to Sublicense Revenue derived from any Licensed Patent Rights that are not the subject of such Challenge).  Any such increase shall be effective during the pendency of such Challenge from the date Licensee first initiates such Challenge, and thereafter during the term of the Agreement, provided that at least one (1) claim that covers a Licensed Product or Licensed Process within the Licensed Patent Rights being Challenged is held to be valid and enforceable as a result of such Challenge.  [***]

4.3                            Product Development Milestones.  Licensee agrees to pay and shall pay to TSRI the following non-creditable, non-refundable product development milestones within sixty (60) days of the end of the applicable quarter in which the first occurrence in the United States or Europe of each milestone for the first Licensed Product or first Licensed Process to meet such milestone as follows:

Milestone	Payment

[***]

Each such milestone shall be payable only once under the Agreement.  In the event that any Licensed Product or Licensed Process would be subject to development milestones and payments under this Section 4.3 as well as under any Other License Agreements, then it is understood and agreed that such Licensed Product or Licensed Process shall be subject to only a single schedule of development milestones and payments under this Agreement and the Other License Agreements.

5.                                    Royalty Payments.

5.1                            Sales by Licensee.  Royalties payable pursuant to Section 3 herein, shall be payable by Licensee quarterly, within sixty (60) days after the end of each calendar quarter, based upon Net Sales during the immediately preceding calendar quarter.

5.2                            Sales by Sublicensees.  Licensee agrees to pay and shall pay to TSRI, or cause its Sublicensees to pay to TSRI, all royalties pursuant to Section 3 herein resulting from the Net Sales of its Sublicensees, within sixty (60) days after the end of each calendar quarter, based on Net Sales during the immediately preceding calendar quarter.

6.                                    Development and Commercialization Activities.

6.1                            Commercial Development Plan.  Licensee has provided to TSRI its development plan attached hereto as Exhibit C, under which Licensee intends to bring the subject matter of the Licensed Patent Rights to the point of commercial use (“Commercial Development Plan”), where such Commercial Development Plan is subject to the mutual agreement by Licensee and TSRI.  Pursuant to the Commercial Development Plan, Licensee shall use commercially reasonable efforts to achieve the development benchmarks specified in the Commercial Development Plan (“Benchmarks”) within the time periods set forth in such specified in the Commercial Development Plan.  Notwithstanding the foregoing, in the event that Licensee, its Affiliates or a Sublicensee, alone or together, has expended a minimum of [***] (excluding amounts paid to TSRI under the Research Funding and Option Agreement) per each calendar year during the initial [***] period of development under such Commercial Development Plan (where, for the avoidance of doubt, such period shall commence upon the addition to this Agreement of the Licensed Patent Rights that are the subject of such Commercial Development Plan) (“Initial Development Period”), Licensee will be deemed to have complied with Licensee’s obligations under this Section 6 in connection with such Commercial Development Plan for each year during such initial [***] period.

6.2                            Licensee’s Commercialization Activities.

a.                                     Licensee shall use commercially reasonable efforts and due diligence, or shall cause one or more of its Affiliates and Sublicensees to use commercially reasonable efforts and due diligence, to conduct research and achieve development of one or more Licensed Products and Licensed Processes, as promptly as is commercially feasible.  Following Licensee’s receipt of necessary regulatory approvals, Licensee or its Affiliates or Sublicensees shall earnestly and diligently produce and sell reasonable quantities of Licensed Products or Licensed Processes sufficient to meet market demands.

b.                                    If a Licensed Product, Licensed Process or License Biological Material is ultimately classified as a Research Tool under Section 2.4, then Licensee shall use commercially reasonable efforts and due diligence, or shall cause one or more of its Affiliates and Sublicensees to use commercially reasonable efforts and due diligence to distribute and make such Research Tool reasonably available to third parties on commercially reasonable terms; provided, however, that Licensee shall not be obligated to make such Research Tool available pursuant to this Section 6.2(b) to (i) third parties if Licensee reasonably believes that the manufacture, use, offer for sale, sale or import of such Research Tool might infringe the patent or other intellectual property rights of a third party; or (ii) to for-profit third parties if Licensee can reasonably demonstrate that such Research Tool may be materially detrimental to a non-Research Tool it is currently developing and/or commercializing under this Agreement.

c.                                     Licensee shall keep TSRI generally informed as to Licensee’s progress in such research, development, regulatory approval, marketing,

production and sale, including its efforts, if any, to sublicense Licensed Patent Rights, and Licensee shall deliver to TSRI an annual written report of such efforts by June 30th of each calendar year and such other reports of such efforts as TSRI may reasonably request.  In these annual reports, Licensee shall describe its progress in complying with the Commercial Development Plan and in achieving the Benchmarks and shall explain in detail the reasons for any variances thereof.  Licensee shall also report in writing to TSRI the dates when it has achieved the Benchmarks and the date of first commercial sale of a

Licensed Product or Licensed Process in each country within thirty (30) days of such occurrences.  The contents of Licensee’s progress reports to TSRI shall be deemed to be Licensee’s Confidential Information.  Licensee may amend its Commercial Development Plan and/or the Benchmarks upon TSRI’s prior written consent, which will not be unreasonably withheld if such proposed amendment is supported by a detailed showing by Licensee or its Affiliates or its Sublicensees using its best efforts and due diligence in its performance of research and development of one or more Licensed Products and Licensed Processes.

d.                                   Any time after the Initial Development Period (or such later time as agreed in writing by TSRI and Licensee), in the event (i) TSRI has a reasonable basis to believe, based on Licensee’s reports to TSRI, that Licensee is not using commercially reasonable efforts and due diligence as required under Sections 6.1 and 6.2.a, or (ii) Licensee has not achieved the Benchmarks within the time provided in Exhibit C (as may be amended as provided above), TSRI has the right to terminate this Agreement by providing written notice to Licensee, where any such right to terminate shall be subject to a [***] cure period by Licensee.  Failure to meet any of the Benchmarks within the time provided in Exhibit C (as may be amended as provided above) shall not constitute a breach by Licensee of this Agreement, but shall entitle TSRI, at TSRI’s sole discretion, to terminate this Agreement as provided above or convert the licenses granted under Sections 2.1-2.3 to a non-exclusive license upon delivery of written notice to Licensee.  Notwithstanding the foregoing, at any time after the initial one-year period of development under a Commercial Development Plan (where, for the avoidance of doubt, such period shall commence upon the addition to this Agreement of the Licensed Patent Rights that are the subject of such Commercial Development Plan), in the event TSRI has a reasonable basis to believe that Licensee is not using commercially reasonable efforts and due diligence as required as required under Section 6.2.b, TSRI has the right to convert, subject to a [***] cure period, the license granted under Section 2.4 in connection with such Licensed Patent Rights to a non-exclusive license upon delivery of written notice to Licensee.

6.3                            Reports on Revenues and Payments.  Licensee shall submit to TSRI at the time payment is due after the end of each calendar quarter, on a country-by-country and per Licensed Product and Licensed Process basis, a royalty report (the “Royalty Report”) setting forth for such quarter:

a.                                     the number of units of Licensed Products sold by Licensee, its Affiliates and each of its Sublicensees;

b.                                    the gross amount due or invoiced for such Licensed Products by Licensee, its Affiliates and each of its Sublicensees;

c.                                     the gross amounts due or invoiced for all Licensed Processes performed by Licensee, its Affiliates and each of its Sublicensees;

d.                                   a detailed listing of any offsets under Section 3.5 and deductions used to determine Net Sales of Licensed Products and Licensed Processes pursuant to Section 1.8, and calculations on Combination Products under Section 3.6;

e.                                     the amount of royalty due under Section 3, or if no royalties are due to TSRI for any reporting period, the statement that no royalties are due and an explanation why they are not due for that quarterly period;

f.                                      the amount of Sublicense Revenues received by Licensee; and

g.                                    the amount of Sublicense Payments due under Section 4.1, or if no Sublicense Payments are due to TSRI for any reporting period, the statement that no Sublicense Payments are due and an explanation why they are not due for that quarterly period.

Such Royalty Report shall be certified as correct by an officer of Licensee.  The contents of such Royalty Reports shall be deemed to be Licensee’s Confidential Information.

6.4                            Royalty Payments.  Licensee agrees to pay and shall pay to TSRI with each Royalty Report the amount of royalty and/or Sublicense Payments due with respect to such quarter.  If multiple technologies are covered by the licenses granted hereunder, Licensee shall specify which Licensed Patent Rights and Licensed Biological Materials are utilized for each Licensed Product or Licensed Process included in the Royalty Report.  All payments due hereunder shall be deemed received when funds are credited to TSRI’s bank account and shall be payable by check or wire transfer in United States Dollars.

6.5                            Foreign Sales.  The remittance of royalties payable on sales outside the United States shall be payable to TSRI in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted in the Wall Street Journal for the last business day of the calendar quarter in which the royalties are payable.  If the transfer of or the conversion into the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based to the credit and account of TSRI or its nominee in any commercial bank or trust company of TSRI’s choice located in that country, prompt written notice of which shall be given by Licensee to TSRI.

6.6                            Foreign Taxes.  Any tax required to be withheld by Licensee under the laws of any foreign country for any royalties or other amounts due hereunder or for the accounts of TSRI shall be promptly paid by Licensee for and on behalf of TSRI to the appropriate governmental authority, and Licensee shall furnish TSRI with proof of payment of such tax together with official or other appropriate evidence issued by the applicable government authority.  Any such tax actually paid on TSRI’s behalf shall be deducted from royalty payments due TSRI.

7.                                    Record Keeping.  Licensee shall keep, and shall require its Affiliates and Sublicensees to keep, accurate records (together with supporting documentation) of sales of Licensed Products and Licensed Processes as appropriate to determine the amount of royalties, Sublicense Payments, Product Development Milestone Payments and other monies due to TSRI hereunder, as well as records regarding the calculations of royalty offsets and Combination Products.  Such records shall be retained for at least five (5) years following the end of the reporting period to which such records relate.  Such records shall be available during normal business hours for examination and copying by an independent certified public accounting firm selected by TSRI and reasonably acceptable to Licensee for the purpose of verifying that Licensee’s reports and payments are accurate and that Licensee is in compliance with this Agreement.  In conducting such examinations pursuant to this Section 7, TSRI’s accountant shall have access to, and may disclose to TSRI, all records which TSRI reasonably believes to be relevant to the calculation of royalties under Section 3, non-royalty revenues under Section 4 and Licensee’s compliance with this Agreement.  Such examination shall be at TSRI’s expense, except that if such examination shows an underreporting or underpayment of [***] or more for any twelve (12) month period, then Licensee shall pay the cost of such examination (including without limitation TSRI’s attorney’s fees, accountants fees and other costs), as well as any additional payments that would have been payable to TSRI under this Agreement had Licensee reported correctly, plus interest on such sum at the rate of [***] per month.  All payments due hereunder shall be made within thirty (30) days of Licensee’s receipt of a copy of the audit report.  TSRI may exercise its audit rights under this Section 7 no more frequently than once in any calendar year.

8.                                    Patent Matters.

8.1                            Patent Prosecution and Maintenance.  From and after the date of this Agreement, the provisions of this Section 8 shall control the prosecution of any patent application and maintenance of any patent included within Licensed Patent Rights.  TSRI shall (a) direct and control the preparation, filing and prosecution of the United States and foreign patent applications within Licensed Patent Rights (including without limitation any reissues, reexaminations, appeals to appropriate patent offices and/or courts, interferences and foreign oppositions); and (b) maintain the patents issuing therefrom.  TSRI shall select the patent attorney, subject to Licensee’s written approval, which approval shall not be unreasonably withheld.  Both parties agree that TSRI shall have the right, at its sole discretion, to utilize TSRI’s Office of Patent Counsel in lieu of or in addition to independent counsel for patent prosecution and maintenance described herein, and the fees and expenses associated with the work done by such Office of Patent Counsel and/or independent patent counsel with regard to the preparation, filing and prosecution of patent applications and maintenance of patents included within Licensed Patent Rights shall be paid as set forth below.  Licensee shall have full rights of consultation with the patent attorney so selected on all matters relating to Licensed Patent Rights.  TSRI shall use its reasonable efforts to implement all reasonable and timely requests made by Licensee with regard to the preparation, filing, prosecution and/or maintenance of the patent applications and/or patents within Licensed Patent Rights.

8.2                            Information to Licensee.  TSRI shall keep Licensee timely informed with regard to the patent application and maintenance processes.  TSRI shall deliver to Licensee copies of all patent applications, amendments, related correspondence, and other related matters in a timely manner.

8.3                            Patent Costs.  Licensee acknowledges and agrees that the licenses granted hereunder are in partial consideration for Licensee’s assumption of patent costs and expenses as described herein.  Licensee agrees to pay and shall pay for all expenses referenced in Sections 8.1 and 8.2 hereof.  In addition, Licensee agrees to reimburse and shall reimburse TSRI for all patent costs and expenses previously paid or associated with Licensed Patent Rights incurred by TSRI up to the Effective Date, less any such patent costs and expenses previously reimbursed by Licensee under the Option Agreement.  Licensee agrees to pay and shall pay all such past and future patent expenses associated with the work on the Licensed Patent Rights performed by TSRI’s Office of Patent Counsel and/or its independent counsel within thirty (30) days after Licensee receives an itemized invoice therefor.  Failure of Licensee to pay patent costs and expenses as set forth in this Section 8.3 shall immediately relieve TSRI from its obligation to incur any further patent costs and expenses.  For the avoidance of doubt, should Licensee not pay any patent costs and expenses due to TSRI or independent counsel within thirty (30) days after Licensee’s receipt of any itemized invoice therefor, TSRI shall have the right, at its sole discretion, to cease all patent prosecution and allow Licensed Patent Rights to go abandoned.  Such action by TSRI shall not constitute a breach of this Agreement.  Payment can be made directly to independent counsel, or to TSRI.  Licensee may elect with a minimum of ninety (90) days’ prior written notice to TSRI, to discontinue payment for the filing, prosecution and/or maintenance of any patent application and/or patent within Licensed Patent Rights.  Licensee shall remain liable for all patent prosecution and maintenance costs incurred prior to the date of notice of election and for a ninety (90) day period following the date of such notice.  Any such patent application or patent so elected shall immediately be excluded from the definition of Licensed Patent Rights and from the scope of the licenses granted under this Agreement, and all rights relating thereto shall revert to TSRI and may be freely licensed by TSRI.

8.4                            Ownership.  The patent applications filed and the patents obtained by TSRI pursuant to Section 8.1 hereof shall be owned solely by TSRI, assigned solely to TSRI and deemed a part of Licensed Patent Rights.

8.5                            TSRI Right to Pursue Patent.  If at any time during the term of this Agreement, Licensee’s rights with respect to Licensed Patent Rights are terminated in accordance with the terms of this Agreement, TSRI shall have the right to take whatever action TSRI deems appropriate to obtain or maintain the corresponding patent protection.  If TSRI pursues patents under this Section 8.5, Licensee agrees to use commercially reasonable efforts to cooperate fully, including by providing, at no charge to, all appropriate technical data and executing all necessary legal documents.

8.6                            Infringement Actions.

8.6.1                Prosecution of Infringements.

a.                                     Each party agrees to provide written notice to the other party promptly after becoming aware of any infringement of the Licensed Patent Rights by a third party and of any available evidence thereof.  After receiving notice from the other party of a possible infringement of the Licensed Patent Rights by a third party, the parties will consult with each other about whether and to what extent such third party’s products or activities are infringing upon the Licensed Patent Rights, and the extent to which the infringing products or activities are damaging sales of Licensed Products.  Within ninety (90) days of such notice, Licensee shall notify TSRI of its decision and proposed course of action, where the date of Licensee’s notice to TSRI, or the expiration of the ninety (90) day period, shall be known as the “Commencement Date”.  If Licensee determines, in its reasonable commercial discretion, and provides TSRI with its assessment supporting such determination, that the prosecution of such infringement would be commercially unreasonable, and TSRI does not object to such determination, then Licensee shall not have the obligation as set forth under Section 8.6.1(d) to prosecute such infringement and the consequences in Section 8.6.1(d) shall not apply; provided, however, that TSRI shall then have the right, but not the obligation, to prosecute such infringement.

b.                                    In the event Licensee is obligated to, pursuant to Section 8.6.1(d) below, or elects to, pursuant to 8.6.1(a) above, pursue a third party infringer, then Licensee may enter into settlements, stipulated judgments or other arrangements respecting such infringement, at its own expense, but only with TSRI’s prior written consent, which will not be unreasonably withheld or delayed.  TSRI shall permit any action to be brought in its name if required by law, and Licensee shall hold TSRI harmless from any costs, expenses or liability respecting all such infringements.  TSRI agrees to provide reasonable assistance which Licensee may require in any litigation arising in accordance with the provisions of this Section 8.6.1, for which Licensee shall pay to TSRI a reasonable hourly rate of compensation, including, without limitation, joining such action as a party plaintiff if necessary or desirable for initiation or continuation of such action; provided that the Licensee reimburses TSRI promptly for any reasonable costs and expenses incurred by TSRI in connection with providing such assistance.

c.                                     In the event Licensee is not obligated to, pursuant to Section 8.6.1(d) below, pursue a third party infringer, then Licensee shall notify TSRI in writing promptly and TSRI shall have the right, but not the obligation, to prosecute such infringement on its own behalf.  If TSRI prosecutes such infringement, then TSRI may, at its discretion, convert the licenses granted to Licensee with respect to the patent(s) at issue to a non-exclusive license.  Conversion by TSRI pursuant to this Section 8.6.1(c) shall only be applicable to the country or countries within the Licensed Patent Rights that are the subject of TSRI’s prosecution of such infringement.

d.                                   Notwithstanding the foregoing Sections 8.6.1(b)-8.6.1(c), in order to maintain the licenses granted hereunder in force, Licensee shall have the first right and obligation to prosecute any and all third party infringements.  Unless Licensee and TSRI otherwise agree, pursuant to Section 8.6.1(a), that the prosecution of any third party infringement is commercially unreasonable, failure on the part of Licensee to prosecute any third party infringement within six (6) months after the Commencement Date shall be grounds for termination of the licenses granted to Licensee with respect to the patent(s) at issue, and such patent(s) shall thereafter be excluded from the definition of Licensed Patent Rights.  Termination by TSRI pursuant to this Section 8.6.1(d) shall only be applicable to the country or countries within the Licensed Patent Rights that are the subject of Licensee’s failure to prosecute such infringement.

8.6.2                Allocation of Recovery.  Any damages, settlements or other recovery from an infringement action undertaken by Licensee pursuant to Section 8.6.1 shall first be used to reimburse the parties for the costs and expenses incurred in such action, and shall thereafter be allocated between the parties as follows: (i) [***] to TSRI, (ii) and [***] to Licensee.  If Licensee fails to prosecute any such action to completion or if TSRI prosecutes any such action, then any damages, settlements, or other recovery, net of the parties’ costs and expenses incurred in such infringement action shall [***].

8.6.3                Defense of Infringements.  Licensee shall have the first right, but not the obligation, to defend any suits against Licensee, Affiliates or Sublicensees alleging infringement of any third party intellectual property right due to Licensee’s use of the Licensed Patent Rights or its development or commercialization of Licensed Products or Licensed Processes.  Licensee shall promptly notify TSRI in writing of such claims, and TSRI and Licensee shall confer with each other and cooperate during the defense of any such action.  If Licensee finds it necessary or desirable for TSRI to become a party to such action, TSRI shall execute all papers as may reasonably be necessary to add TSRI as a party to such action.  Licensee shall bear all costs and expenses associated with any such suit or action.  TSRI shall be entitled to, at its expense, participate in and have counsel, selected by it and reasonably acceptable to Licensee, participate in any such action.  In no event shall TSRI have any out-of-pocket liability for costs of litigation or royalties, damages and/or settlement amounts due to any third party (except for costs of its own counsel as provided above).  If the third party intellectual property right is held not to be infringed, unenforceable or invalid, any recovery of damages for such suit shall be applied first [***] shall be entitled to keep the balance remaining from any such recovery.  For the purpose of clarity, it is acknowledged that this Section 8.6.3 shall in no way limit Licensee’s obligations under Section 9.1 to indemnify, defend and hold harmless TSRI with respect to third party claims alleging infringement of such third party’s intellectual property rights.

8.6.4                Declaratory Judgment Actions.  If a declaratory judgment action is brought naming TSRI or Licensee or any of its Affiliates or Sublicensees as a defendant and alleging invalidity, unenforceability or non-infringement of any Licensed Patent Rights, Licensee or TSRI, as the case may be, shall promptly notify the other party in writing and Licensee may elect, upon written notice to TSRI within twenty (20) days after receiving or giving notice of the commencement of such action, to take over the sole control of such action at its own expense.  TSRI shall be entitled to, at its expense, participate in and have counsel, selected by it and reasonably acceptable to Licensee, participate in any such action.  If Licensee does not defend any such action, then TSRI shall have the right, but shall not be obligated, to defend such action at TSRI’s expense.

9.                                    Indemnity and Insurance.

9.1                            Indemnity.  Licensee hereby agrees to indemnify, defend (by counsel reasonably acceptable to TSRI) and hold harmless TSRI and any parent, subsidiary or other affiliated entity of TSRI and their trustees, directors, officers, employees, scientists, agents, successors, assigns and other representatives (collectively, the “Indemnitees”) from and against all claims, suits, actions, damages, liabilities, losses and other expenses, including without limitation reasonable attorney’s fees, expert witness fees and costs incurred by the Indemnitees, with respect to any third party claim [***] (collectively “Claim”), that arises out of or relates to (a) [***], (b) [***], (c) [***], (d) [***], (e) [***], and/or (f) Licensee’s or any Sublicensee’s failure to comply with any applicable laws, rules or regulations, except that [***].  Licensee’s obligation to defend such Claims shall apply to any third party allegations or disputes that arise out of or relate to any of the items described in subparagraphs (a) through (f) above.  Licensee shall not enter into any settlement of such Claims that imposes any obligation on TSRI, that does not unconditionally release TSRI from all liability or that would have a material adverse effect on TSRI’s reputation or business without TSRI’s prior written consent.  Notwithstanding the above, Indemnitees, at their expense, shall have the right to retain separate independent counsel to assist in defending any such Claims.  In the event Licensee fails to promptly indemnify and defend such Claims and/or pay Indemnitees’ expenses as provided above, Indemnitees shall have the right to defend themselves, and in that case, Licensee shall reimburse Indemnitees for all of their reasonable attorney’s fees, costs and damages incurred in settling or defending such Claims within thirty (30) days of each of Indemnitees’ written requests.  This indemnity shall be a direct payment obligation and not merely a reimbursement obligation of Licensee to Indemnitees.

9.2                            Insurance.  Licensee shall name TSRI and Indemnitees as additional insured parties on any commercial general liability and product liability insurance policies maintained by Licensee, its Affiliates, and Sublicensees applicable to the Licensed Products, Licensed Processes and Licensed Biological Materials.

9.2.1                Beginning at the time any such Licensed Product or Licensed Process is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a Sublicensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance and product liability insurance in amounts and on terms consistent with industry standards for similarly situated pharmaceutical companies commercializing products, but in no case will such insurance be less than $3,000,000 per incident and $5,000,000 annual aggregate.  During clinical trials involving any Licensed Product, Licensed Process or Licensed Biological Material, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in the same amounts and terms as specified above.  Licensee’s commercial general liability insurance shall provide coverage for personal injury, broad form property damage, advertising injury, premises-operations, products and completed operations and contractual liability including Licensee’s indemnity and other obligations under this Agreement.  Licensee may elect to self-insure all or part of the foregoing on commercially reasonable terms, which must be pre-approved by TSRI in writing; however, TSRI shall be obligated to approve such self-insurance if Licensee has and continues to maintain minimum cash reserves covering such self-insurance or minimum book equity, in either case in the amount of Five Hundred Million Dollars ($500,000,000), which Licensee sufficiently demonstrates to TSRI in writing.  The insurance coverage amounts specified herein or the maintenance of such insurance policies shall not in any way limit Licensee’s indemnity or other liability under this Agreement.

9.2.2                In addition, Licensee, on behalf of itself and its insurance carriers, waives any and all claims and rights of recovery against TSRI and the Indemnitees, including without limitation all rights of subrogation, with respect to either party’s performance under this Agreement or for any loss of or damage to Licensee or its property or the property of others under its control.  Licensee’s commercial general liability insurance policy shall also include a waiver of subrogation consistent with this paragraph in favor of TSRI and the Indemnitees.  Licensee shall be responsible for obtaining such waiver of subrogation from its insurance carriers.  Licensee’s insurance policies shall be primary and not contributory to any insurance carried by its Sublicensees or TSRI.  Upon TSRI’s request, Licensee shall deliver to TSRI copies of insurance certificates or binders and such waiver of subrogation that complies with the requirements of this Section 9.2.2.  Licensee shall provide TSRI with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance described in Section 9.2.1.  If Licensee does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, TSRI shall have the right to terminate this Agreement for material breach under Section 12.3.

9.2.3                Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (a) the period that any Licensed Product or Licensed Process is being commercially distributed or sold by Licensee or by a Sublicensee, Affiliate or agent of Licensee; and (b) a reasonable period after the period referred to in Section 9.2.3(a) above, which in no event shall be less than five (5) years.

9.3                            Pre-Challenge Requirements.  Licensee will provide written notice to TSRI at least [***] prior to Licensee directly or indirectly initiating a Challenge in or before any court or patent office.  Licensee will include with such written notice [***] to enable the parties to attempt in good faith to mutually resolve such issues.

10.                            Limited Warranty.

10.1                    Limited Warranty.  TSRI hereby represents and warrants that, to the actual knowledge of TSRI, and only as of the Effective Date, (a) it is the sole and exclusive owner, appointed agent for licensing or licensee of all right, title and interest in and to the Licensed Patent Rights that exist as of the Effective Date; (b) it has the power and authority to grant the licenses provided for herein to Licensee, and that it has not earlier granted, or assumed any obligation to grant, any rights in such Licensed Patent Rights to any third party that have not been waived that would conflict with the rights granted to Licensee herein; and (c) this Agreement constitutes the legal, valid and binding obligation of TSRI, enforceable against TSRI in accordance with its terms, except with respect to creditor’s rights generally and the enforcement of equitable remedies.

10.2                    Licensee hereby warrants and represents this Agreement constitutes the legal, valid and binding obligation of Licensee, enforceable against Licensee in accordance with its terms, except with respect to creditor’s rights generally and the enforcement of equitable remedies.

10.3                    Disclaimer.  EXCEPT AS PROVIDED IN SECTION 10.1, TSRI MAKES NO OTHER WARRANTIES CONCERNING LICENSED PATENT RIGHTS, LICENSED BIOLOGICAL MATERIALS OR ANY OTHER MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR ARISING OUT OF COURSE OF CONDUCT OR TRADE CUSTOM OR USAGE, AND DISCLAIMS ALL SUCH EXPRESS OR IMPLIED WARRANTIES.  TSRI MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF LICENSED PATENT RIGHTS, OR THAT ANY LICENSED PRODUCT, LICENSED PROCESS OR LICENSED BIOLOGICAL MATERIAL WILL BE FREE FROM AN INFRINGEMENT ON PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING UPON ANY LICENSED PATENT RIGHTS OR LICENSED BIOLOGICAL MATERIALS COVERED BY THIS AGREEMENT.  FURTHER, TSRI HAS MADE NO INVESTIGATION AND MAKES NO REPRESENTATION THAT THE LICENSED PATENT RIGHTS OR LICENSED BIOLOGICAL MATERIALS ARE SUITABLE FOR LICENSEE’S PURPOSES.

10.4                    Limitation of Liability.  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, EXCEPT FOR LIABILITY FOR BREACH BY SUCH PARTY OF ANY OF THE CONFIDENTIALITY PROVISIONS IN SECTION 11 AND EXCEPT FOR LICENSEE’S INDEMNITY UNDER SECTION 9.1.  TSRI’S AGGREGATE LIABILITY, IF ANY, FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT PAID BY LICENSEE TO TSRI UNDER THIS AGREEMENT.  THE FOREGOING EXCLUSIONS AND LIMITATIONS SHALL APPLY TO ALL CLAIMS AND

ACTIONS OF ANY KIND AND ON ANY THEORY OF LIABILITY, WHETHER BASED ON CONTRACT, TORT (INCLUDING, BUT NOT LIMITED TO NEGLIGENCE OR STRICT LIABILITY), OR ANY OTHER GROUNDS, AND REGARDLESS OF WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.  THE PARTIES FURTHER AGREE THAT EACH WARRANTY DISCLAIMER, EXCLUSION OF DAMAGES OR OTHER LIMITATION OF LIABILITY HEREIN IS INTENDED TO BE SEVERABLE AND INDEPENDENT OF THE OTHER PROVISIONS BECAUSE THEY EACH REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES.

11.                            Confidentiality and Publication.

11.1                    Treatment of Confidential Information.  The parties agree that during the term of this Agreement, and for a period of five (5) years after this Agreement terminates, a party receiving Confidential Information of the other party will (a) maintain in confidence such Confidential Information to the same extent such party maintains its own proprietary information; (b) not disclose such Confidential Information to any third party without prior written consent of the other party; and (c) not use such Confidential Information for any purpose except those permitted by this Agreement.  Notwithstanding the foregoing, if a party is required by law, regulation or court order to disclose Confidential Information of the other party, the party required to make such disclosure shall (i) promptly send a copy of the order or notice to the other party not later than ten (10) days before the proposed disclosure or such shorter period of time as may be reasonably practical under the circumstances; (ii) cooperate with the other party if the other party wishes to object or condition such disclosure through a protective order or otherwise; (iii) limit the extent of such disclosure to the minimum required to comply with the order or notice; and (iv) use reasonable efforts to seek confidential treatment (i.e., filing “under seal”) for that disclosure.  In addition, a party may disclose Confidential Information of the other party to its Affiliates and employees, to Sublicensees and potential Sublicensees (in the case of Licensee), or to other third parties who are investors or potential investors in connection with due diligence or similar investigations or in confidential financing documents, provided, in each case, that any such Affiliate, employee, Sublicensee, potential Sublicensee or other third party investor or potential investor agrees in writing to be bound by terms of confidentiality and non-use at least as stringent as those set forth in this Section 11, but with no further right to disclose or otherwise distribute TSRI’s Confidential Information.

11.2                    Publications.  Licensee agrees that TSRI shall have the right to publish in accordance with its general policies, and that this Agreement shall not restrict, in any fashion, TSRI’s right to publish.

11.3                    Publicity.  Except as otherwise provided herein or required by any applicable law, rule or regulation (including, without limitation, rules of the U.S. Securities and Exchange Commission and rules of any stock exchange upon which Licensee’s securities may be listed), no party shall originate any publication, news release or other public announcement, written or oral, whether in the public press, stockholders’ reports, or otherwise, relating to this

Agreement or to any sublicense hereunder, or to the performance hereunder or under any such sublicense agreements, without the prior written approval of the other party, which approval shall not be unreasonably withheld.  Scientific publications published in accordance with Section 11.2 of this Agreement shall not be construed as publicity governed by this Section 11.3.

12.                            Term and Termination.

12.1                    Term.  Unless terminated sooner in accordance with the terms set forth herein, this Agreement, and the licenses granted hereunder, shall terminate upon termination of the royalty obligations as provided in Section 3.10 hereof.

12.2                    Termination Upon Mutual Agreement.  This Agreement may be terminated by mutual written consent of both parties.

12.3                    Termination by TSRI.  TSRI may terminate this Agreement as follows:

a.                                     If Licensee does not make a payment due hereunder and fails to cure such non-payment (including the payment of interest in accordance with Section 14.2) within thirty (30) days after the date of notice in writing of such non-payment by TSRI;

b.                                    If Licensee defaults upon its indemnification and insurance obligations under Section 9 and the default has not been remedied within thirty (30) days after the date of notice in writing of such default by TSRI;

c.                                     As provided in Section 6.2;

d.                                   Upon written notice to Licensee in the event of the filing of bankruptcy or the bankruptcy of Licensee or the appointment of a receiver of any of Licensee’s assets, or the making by Licensee of any assignment for the benefit of creditors, or the institution of any proceedings against Licensee under any bankruptcy or insolvency laws;

e.                                     If Licensee is convicted of a felony relating to the development, manufacture, use, marketing, distribution or sale of Licensed Products, Licensed Processes or Licensed Biological Materials;

f.                                      In the event Licensee brings any Challenge(s), TSRI has the right to immediately terminate this Agreement without any liability and without any opportunity to cure by Licensee upon written notice to Licensee.  In the event that Sublicensee brings any Challenge(s), Licensee agrees that it will terminate such Sublicense;

g.                                    Except as provided in subparagraphs (a) - (f) above, if Licensee commits a material breach of any of its obligations under this Agreement and the material breach has not been remedied within ninety (90) days after the date of notice in writing of such default by TSRI.

12.4                    Termination by Licensee.  Licensee may terminate this Agreement by giving ninety (90) days’ advance written notice of termination to TSRI.

12.5                    Rights Upon Expiration.  Neither party shall have any further rights or obligations upon the expiration of this Agreement upon its regularly scheduled expiration date, other than the obligation of Licensee to make any and all reports and payments due under Articles 3 and/or 4 with respect to events that occurred prior to such expiration in accordance with Sections 6.3, 6.4, 6.5 and 6.6, and to reimburse patent costs and expenses accrued prior to expiration in accordance with Section 8.3.  Notwithstanding the above, Sections 2.7, 2.8, 2.9,

2.10, 7, 9.1, 9.2, 10.3, 10.4, 11, 12.5, 12.8 and 14 shall also survive the expiration of this Agreement.

12.6                    Rights Upon Termination.

12.6.1        Notwithstanding any other provision of this Agreement, upon any termination of this Agreement prior to the regularly scheduled expiration date of this Agreement, the licenses granted hereunder shall terminate and revert to TSRI.  Except as otherwise provided in Section 12.7 of this Agreement with respect to work-in-progress, upon such termination, Licensee shall have no further right to develop, manufacture or market any Licensed Product, Licensed Process, or to otherwise use any Licensed Patent Rights or any Licensed Biological Materials.  Upon any such termination, Licensee shall promptly return all materials, samples, documents, information, and other materials which embody or disclose Licensed Patent Rights or any Licensed Biological Materials; provided, however, that Licensee shall not be obligated to provide TSRI with proprietary information which Licensee can show that it independently developed.  Any such termination shall not relieve either party from any obligations accrued to the date of such termination, including without limitation the obligation of Licensee to make any and all reports and payments due under Articles 3 and/or 4 with respect to events that occurred prior to such termination or as provided in Section 12.7, in each case in accordance with Sections 6.3, 6.4, 6.5 and 6.6, and to reimburse patent costs and expenses accrued prior to termination in accordance with Section 8.3.  Notwithstanding the above, Sections 2.7, 2.8, 2.9, 2.10, 7, 9.1, 9.2, 10.3, 10.4, 11, 12.6, 12.8 and 14 shall also survive the termination of this Agreement.

12.6.2        Any sublicense shall, upon the delivery of written notice by Sublicensee, except those Sublicensee’s in default, to TSRI prior to termination of this Agreement, survive termination of this Agreement on the same terms and conditions set forth in the applicable sublicense for a period of [***] following termination of this Agreement (the “Temporary License Period”); provided however, that if such written notice is not delivered prior to termination of this Agreement, such sublicense shall immediately terminate upon termination of this Agreement.  In the event a Sublicensee provides such written notice, as a condition precedent to TSRI’s obligation to grant the direct license to such Sublicensee as set forth below, such Sublicensee must pay to TSRI all past due royalties, non-royalty revenue, patent costs and all other monies owed by Licensee to TSRI under this Agreement.  Upon TSRI’s receipt of all such outstanding monies, TSRI shall enter into a license agreement directly with such Sublicensee (the “New License Agreement”).  Each New License Agreement shall be subject to the same non-financial terms and conditions as those in this Agreement; provided, however, that each New License Agreement shall contain substantially the same terms and conditions regarding sublicense scope, sublicense territory, duration of sublicense grant, and diligence obligations of the Sublicensee as the sublicense agreement between such Sublicensee and Licensee.  Notwithstanding the above, TSRI’s obligation to enter into a New License Agreement is expressly conditioned upon each of the following: (i) Sublicensee shall agree in the New License Agreement to terms providing that in no event shall TSRI be liable to Sublicensee for any actual or alleged breach of such sublicense agreement by Licensee; (ii) TSRI shall not have any obligations to such Sublicensee other than TSRI’s obligations to Licensee as set forth herein; (iii) each New License Agreement shall be subordinate and comply in all respects to the applicable provisions of this Agreement, and the financial terms of each New License Agreement, including without limitation, the running royalty rate, shall be consistent with the terms of the sublicense agreement with Licensee, but shall in no event be less than the corresponding financial terms set forth in this Agreement, including without limitation the obligation to pay minimum annual royalties and other monetary payments required to be made by Licensee to TSRI; and (iv) in no event shall TSRI be obliged to accept provisions in the New License Agreement (a) unless such provisions correspond to rights granted by Licensee to Sublicensee in conformance with this Agreement, and such provisions are not in conflict with the rights, duties and obligations accruing to Licensee under this Agreement; or (b) where such provisions are inconsistent with the legal obligations under any other sublicense agreement granted by Licensee, or by applicable federal, state or local statute or regulation.  In the event Sublicensee does not comply with the provisions of this Section 12.6.2, such Sublicensee’s sublicense shall immediately terminate upon expiration of the Temporary License Period.  Licensee must include or specifically reference this Section 12.6.2 in each of its sublicense agreements.

12.7                    Work-in-Progress.  Upon any early termination of the license granted hereunder in accordance with this Agreement, Licensee shall be entitled to finish any work-in-progress and to sell any completed inventory of Licensed Products covered by such license which remain on hand as of the date of the termination, so long as Licensee sells such inventory in the normal course of business and at regular selling prices and pays to TSRI the royalties applicable to such subsequent sales in accordance with the terms and conditions as set forth in this Agreement, provided that no such sales shall be permitted after the expiration of six (6) months after the date of termination.

12.8                    Final Royalty Report.  Upon termination or expiration of this Agreement, Licensee shall submit a final report to TSRI, and any payments due TSRI and unreimbursed patent expenses invoiced by TSRI shall become immediately payable.

13.                            Assignment; Successors.

13.1                    Assignment.  Any and all assignments of this Agreement or any rights granted hereunder by Licensee without TSRI’s prior written consent are void, except either party may assign this Agreement or rights granted hereunder without the other party’s prior written consent (i) to an Affiliate of the assigning party; or (ii) to a successor in connection with the merger, consolidation or sale of all or substantially all of its assets to which this Agreement relates.

13.2                    Binding Upon Successors and Assigns.  Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of TSRI and Licensee.  Any such successor or assignee of Licensee’s interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by Licensee.

14.                            General Provisions.

14.1                    Independent Contractors.  The relationship between TSRI and Licensee is that of independent contractors.  TSRI and Licensee are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties.  TSRI and Licensee shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

14.2                    Late Payments.  Late payments of any and all payments due hereunder shall be subject to a charge of [***] per month, or [***] whichever is greater.

14.3                    Governmental Approvals and Marketing of Licensed Products.  Licensee shall be responsible for obtaining all necessary governmental approvals for the development, production, distribution, performance, sale and use of any Licensed Product or Licensed Process, at Licensee’s expense, including, without limitation, any safety studies.  Licensee shall have sole responsibility for any warning labels, packaging and instructions as to the use of Licensed Products and for the quality control for any Licensed Products or Licensed Processes.

14.4                    Patent Marking.  To the extent required by applicable law, Licensee shall mark all Licensed Products or their containers in accordance with the applicable patent marking laws.

14.5                    No Use of Name.  The use of the name “The Scripps Research Institute”, “Scripps”, “TSRI” or any variation thereof in connection with the advertising, distribution, sale or performance of Licensed Products or Licensed Processes is expressly prohibited.  The foregoing notwithstanding, without the consent of TSRI, Licensee may state that it is licensed by TSRI under the Licensed Patent Rights and identify the inventors, their affiliation with TSRI and their relationship to Licensee, and further, Licensee may comply with disclosure requirements of all applicable laws relating to its business, including, without limitation, United Sates and state securities laws.

14.6                    U.S. Manufacture.  Licensee agrees to abide by the Preference for United States Industry as set forth in 37 CFR 401.14 (I), which includes Licensee’s agreement that any

Licensed Product or Licensed Process sold in the United States shall be manufactured substantially in the United States.

14.7                    Foreign Registration.  Licensee agrees to register this Agreement with any foreign governmental agency which requires such registration, and Licensee shall pay all costs and legal fees in connection therewith.  In addition, Licensee shall ensure that all foreign laws affecting this Agreement or the sale of Licensed Products or Licensed Processes are fully satisfied.

14.8                    Use of Biological Materials.  Licensee agrees that its use of any Licensed Biological Materials shall comply with all applicable statutes, regulations, and guidelines.  Licensee agrees not to use the Licensed Biological Materials for research involving human subjects or clinical trials in the United States without complying with 21 CFR 50 and 45 CFR 46. Licensee agrees not to use the Licensed Biological Materials for research involving human subjects or clinical trials outside of the United States without complying with the applicable regulations of the appropriate national control authorities.

14.9                    Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, including without limitation any and all Challenges, shall be settled by binding confidential arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), and the procedures set forth below.  In the event of any inconsistency between the Rules of AAA and the procedures set forth below, the procedures set forth below shall control.  Judgment upon the award rendered by the arbitrators may be enforced in any court having jurisdiction thereof.

14.9.1        Location.  The location of the arbitration shall be in the County of San Diego.  TSRI and Licensee hereby irrevocably submit to the exclusive jurisdiction and venue of the American Arbitration Association arbitration panel selected by the parties and located in San Diego County, California for any dispute regarding this Agreement, including without limitation any Challenges, and to the exclusive jurisdiction and venue of the federal and state courts located in San Diego County, California for any action or proceeding to enforce an arbitration award or as otherwise provided in Section 14.9.5 below, and waive any right to contest or otherwise object to such jurisdiction or venue.

14.9.2        Selection of Arbitrators.  The arbitration shall be conducted by a panel of three neutral arbitrators who are independent and disinterested with respect to the parties, this Agreement, and the outcome of the arbitration.  Each party shall appoint one neutral arbitrator, and these two arbitrators so selected by the parties shall then select the third arbitrator, and all arbitrators must have at least ten (10) years experience in mediating or arbitrating cases regarding the same or substantially similar subject matter as the dispute between Licensee and TSRI.  If one party has given written notice to the other party as to the identity of the arbitrator appointed by the party, and the party thereafter makes a written demand on the other party to appoint its designated arbitrator within the next ten days, and the other party fails to appoint its designated arbitrator within ten days after receiving said written demand, then the arbitrator who has already been designated shall appoint the other two arbitrators.

14.9.3        Discovery.  The arbitrators shall decide any disputes and shall control the process concerning these pre-hearing discovery matters.  Pursuant to the Rules of AAA, the parties may subpoena witnesses and documents for presentation at the hearing.

14.9.4        Case Management.  Prompt resolution of any dispute is important to both parties; and the parties agree that the arbitration of any dispute shall be conducted expeditiously.  The arbitrators are instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute.

14.9.5        Remedies.  The arbitrators may grant any legal or equitable remedy or relief that the arbitrators deem just and equitable, to the same extent that remedies or relief could be granted by a state or federal court, provided however, that no punitive damages may be awarded.  No court action shall be maintained seeking punitive damages.  The decision of any two of the three arbitrators appointed shall be binding upon the parties.  Notwithstanding anything to the contrary in this Agreement, prior to or while an arbitration proceeding is pending, either party has the right to seek and obtain injunctive and other equitable relief from a court of competent jurisdiction to enforce that party’s rights hereunder.

14.9.6        Expenses.  The expenses of the arbitration, including the arbitrators’ fees, expert witness fees, and attorney’s fees, may be awarded to the prevailing party, in the discretion of the arbitrators, or may be apportioned between the parties in any manner deemed appropriate by the arbitrators.  Unless and until the arbitrators decide that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrators’ fees as and when billed by the arbitrators.

14.9.7        Confidentiality.  Except as set forth below, and as necessary to obtain or enforce a judgment upon any arbitration award, the parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrators.  Notwithstanding the foregoing, the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected.  Additionally, if a party has stock which is publicly traded, the party may make such disclosures as are required by applicable securities laws or rules or regulations of any stock exchange upon which securities are traded or listed, but will use commercially reasonable efforts to seek confidential treatment for such disclosure.

14.10            Entire Agreement; Modification.  This Agreement and all of the attached Exhibits set forth the entire agreement and understanding between the parties as to the subject matter hereof, and supersede all prior or contemporaneous agreements or understandings, whether oral or written.  There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties.

14.11            California Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to its conflicts or choice of laws principles thereof.

14.12            Headings.  The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

14.13            Severability.  Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof.  The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

14.14            No Waiver.  Any delay in enforcing a party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

14.15            Name.  Whenever there has been an assignment or a sublicense by Licensee as permitted by this Agreement, the term “Licensee” as used in this Agreement shall also include and refer to, if appropriate, such assignee or Sublicensee (to the extent of such assignment or sublicense).

14.16            Attorneys’ Fees.  In the event of a dispute between the parties hereto or in the event of any default hereunder, the party prevailing in the resolution of any such dispute or default shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in connection with resolving such dispute or default.  Notwithstanding anything to the contrary herein, the parties agree that this Section 14.16 shall not apply and attorney’s fees and costs shall not be awarded to either party with respect to any Challenge or any action where Licensee alleges that it is not required to comply with or perform some or all of the provisions of this Agreement based upon a good faith claim that any of the Licensed Patent Rights are invalid or unenforceable.  TSRI and Licensee each represent that it has been represented by its own counsel in the negotiation and execution of this Agreement.  Each party further represents that it has relied solely on the advice and representation of its respective counsel in agreeing to this Section 14.16 and all of the other provisions of this Agreement.

14.17            Notices.  Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by facsimile machine, charges prepaid, or by overnight courier, postage prepaid and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party:

For TSRI:	The Scripps Research Institute
10550 North Torrey Pines Road, TPC-9
La Jolla, California 92037
Attention: Vice President, Business Development
Fax No.: (858)784-9910

with a copy to:	The Scripps Research Institute
10550 North Torrey Pines Road, TPC-8
La Jolla, California 92037
Attention: Chief Business Counsel
Fax No.: (858) 784-9399

For Licensee:	Fate Therapeutics, Inc.
3535 General Atomics Court, Suite 200
San Diego, CA 92121
Attention: Chief Financial Officer
Fax No.: (858) 875-1843

With a copy to:	Cooley Godward Kronish LLP
4401 Eastgate Mall
San Diego, CA 92121-190
Attn: Tom A. Coll, Esq.
Telephone: (858) 550-6000
Facsimile: (858) 550-6420

Notices shall be deemed delivered upon the earlier of (a) when received; (b) three (3) days after deposit into the U.S. mail; (c) the date notice is sent via telefax, telex or cable; or (d) the day immediately following delivery to an overnight courier guaranteeing next-day delivery (except Sunday and holidays).

14.18            Compliance with U.S. Laws.  Nothing contained in this Agreement shall require or permit TSRI or Licensee to do any act inconsistent with the requirements of any United States law, regulation or executive order as the same may be in effect from time to time.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth above.

TSRI:		LICENSEE:

THE SCRIPPS RESEARCH INSTITUTE		FATE THERAPEUTICS, INC.

By:	/s/ Illegible	By:	/s/ J. Scott Wolchko

Title:	Ex. VP/COO	Title:	CFO

EXHIBIT A

LICENSED BIOLOGICAL MATERIALS

[***]

EXHIBIT B

LICENSED PATENT RIGHTS

[***]

EXHIBIT C

LICENSEE’S COMMERCIAL DEVELOPMENT PLAN
(including Benchmarks)

Benchmark	Timeline
[***]	[***]

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Notwithstanding anything to the contrary in the Agreement, in the event that Licensee is unable to achieve a given Benchmark according to its applicable timeline, Licensee may, on a one-time only basis under the Agreement, extend the timeline by [***] by making a [***] payment to TSRI (where, for the avoidance of doubt, all later occurring Benchmark(s) shall also be similarly extended by [***].

EXHIBIT D

INFORMATION AND MATERIALS

TSRI and Licensee shall add items to this Exhibit D upon mutual agreement.